Exhibit 99.1

News Release
L.B. Foster Company Continues to Deliver on its Strategy Reporting Strong Growth in Profitability and Cash Generation in Third Quarter Results

•Third quarter gross margin was 23.8%, the highest quarterly level achieved in over ten years, on lower net sales of $137.5 million, demonstrating improved portfolio profitability and strategic execution.
•Third quarter net income of $35.9 million was up $35.5 million over the prior year, due primarily to a favorable $30.0 million tax valuation allowance adjustment; third quarter adjusted EBITDA1 of $12.3 million was up 16.4% over the prior year.
•Third quarter cash provided by operations was $24.7 million; net debt1 of $65.4 million down $17.7 million during the quarter and down $3.3 million from the prior year quarter end; Gross Leverage Ratio1 of 1.9x decreased 0.8x during the quarter and 0.1x from last year's quarter end.
•Third quarter common stock repurchases totaled 126,688 shares, representing approximately 1.2% of outstanding shares, with $8.4 million remaining under the Board-authorized repurchase program through February 2025.
•2024 full year financial guidance updated to reflect improved free cash flow outlook, with the adjusted EBITDA mid-point unchanged on slightly lower sales highlighting continuing portfolio efficiency.

PITTSBURGH, PA, November 7, 2024 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2024 third quarter operating results2.

CEO Comments
John Kasel, President and Chief Executive Officer, commented "As expected, we started the second half of the year with a strong quarter of profitability expansion and cash generation. These results are a clear indication that our strategy to transform the profitability profile of our business portfolio remains on track. While sales were down 5.4% year over year, gross margins improved to 23.8%, the highest level we've seen in over 10 years. Net income in the quarter was $35.9 million and reflected a $30.0 million benefit as we released our tax valuation allowance in line with the improving profitability trends and outlook, and adjusted EBITDA grew 16.4% to $12.3 million. We also had an exceptional cash generation quarter, with cash provided by operations totaling $24.7 million, up from $18.6 million last year. The operating cash was deployed to fund $3.1 million in capital programs supporting our growth initiatives and $2.6 million to repurchase 126,688 common shares in the quarter. This level of repurchases represents a 262% increase versus the average of the two previous quarters in 2024. Remaining funds were used to reduce our net debt by $17.7 million to $65.4 million at quarter end and down $3.3 million from $68.7 million last year. The lower borrowings and improved profitability translated into gross leverage per our credit facility of 1.9x at quarter end, which was improved compared to both 2.7x at the start of the quarter and 2.0x last year."

Mr. Kasel continued, "Turning to our segment results, the sales decline in the quarter was realized primarily in the Rail segment, with continuing commercial softness in the domestic rail market adversely impacting both sales and margins in our Rail Products business. However, in line with our strategy, we delivered solid growth and margin expansion in our Rail Technologies growth platforms, including sales growth of 21.2% for Global Friction Management and 49.1% for Total Track Monitoring. Our UK services and solutions business also continued to recover from a challenging commercial environment in 2023, contributing to improved Rail segment sales and margin growth year over year. Infrastructure organic sales were also down slightly versus last year after considering the impact of the bridge grid deck product line exit announced in the 2023 third quarter. Despite the organic sales decline, Infrastructure margins improved versus last year's adjusted margins as strong growth and margin expansion in our Precast Concrete business offset the margin impact of lower sales in Steel Products, the latter being primarily driven by weaker demand for Protective Coatings. Overall, we're pleased with the improved results driven by our strategy to invest in our growth platforms of Rail Technologies and Precast Concrete which is delivering improved profitability and returns."

1 See "Non-GAAP Financial Measures" and "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted sales, adjusted organic sales, adjusted gross profit, adjusted EBITDA, Gross Leverage Ratio per the Company's credit agreement, net debt, new orders, backlog, book-to-bill ratio, free cash flow, and related reconciliations to their most comparable GAAP financial measure.

2 As reported in the Company's form 8-K filed on October 8, 2024, the Company corrected certain errors in previously reported 2024 quarterly financials, and certain immaterial errors in 2023 previously reported financials. All comparisons are based on the corrected historical results.

Mr. Kasel concluded, "While we saw a modest uptick in our trailing-twelve-month book-to-bill ratio in the quarter, market conditions remain choppy across the portfolio. Demand in our Precast Concrete and Rail Technologies growth platforms is robust, highlighted by a 41.3% increase in third quarter Global Friction Management orders versus last year. The recovery of market conditions for our UK business remains on track, and we're starting to see increased quoting and project activity in the domestic rail market which should translate to improved demand for Rail Products moving into 2025. However, demand within Steel Products remains constrained in the short term, specifically for bridge and pipeline coating work. Accordingly, we've reduced our sales guidance slightly for 2024 while maintaining the mid-point of our adjusted EBITDA outlook reflecting the improved portfolio efficiency. The mid-point of our guidance implies slightly lower sales in the fourth quarter versus last year, with adjusted EBITDA growth of approximately 50% year over year. We also increased our free cash flow outlook for the year, and now expect to generate approximately $30 million to $35 million in the second half of the year on an improved working capital outlook and slightly lower capital spending. The improved cash generation comes even as we fund restructuring, pension settlement and growth capital spending initiatives as well as the final $4.0 million of our annual $8.0 million Union Pacific settlement payment. We look forward to a strong finish to the year, as we continue to build momentum focusing on profitable growth and returns moving into 2025."

2024 Financial Guidance Update:

The Company's financial guidance follows:

	Updated		Previous
$ in thousands, unless otherwise noted:	Low	High	Low	High
Net sales	$530,000	$540,000	$525,000	$550,000
Adjusted EBITDA	$34,500	$36,500	$34,000	$37,000
Capital spending as a percent of sales	2.0%	2.5%	2.5%	2.5%
Free cash flow[1]	$—	$5,000	Breakeven

Third Quarter Consolidated Highlights
The Company’s third quarter performance highlights are reflected below:

	Three Months Ended September 30,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$137,466	$145,345	$(7,879)	(5.4)%
Gross profit	32,758	27,417	5,341	19.5
Gross profit margin	23.8%	18.9%	490 bps	26.0
Selling and administrative expenses	$24,289	$24,421	$(132)	(0.5)
Selling and administrative expenses as a percent of sales	17.7%	16.8%	90 bps	5.4
Amortization expense	1,146	1,379	(233)	(16.9)
Operating income	$7,323	$1,617	$5,706	**
Net income attributable to L.B. Foster Company	35,905	515	35,390	**
Adjusted EBITDA	12,327	10,593	1,734	16.4
New orders	95,973	100,263	(4,290)	(4.3)
Backlog	209,005	243,219	(34,214)	(14.1)
**Results of this calculation not considered meaningful.

•Net sales for the 2024 third quarter were $137.5 million, down $7.9 million, or 5.4%, from the third quarter of 2023. Net sales for the third quarter of 2023 included an adverse impact from the exit of the bridge grid deck product line related to long-term contract changes within the Steel Products business unit. This impact reduced sales by $2.0 million and gross profit by $3.1 million during the prior year quarter. Adjusting for the bridge grid deck exit impact last year, net sales were down 6.7%, with the primary driver related to organic sales declines in the Rail Segment.

•Gross profit for the 2024 third quarter was $32.8 million, up $5.3 million, or 19.5%, year over year. Gross profit margins increased 490 basis points year over year to 23.8% for the highest quarterly gross margin achieved in over ten years. Gross profit in the 2023 third quarter included the adverse impact from the exit of the bridge grid deck product line resulting in a reduction to gross profit of $3.9 million, which includes the reduction in sales and associated impact on gross profit, as well as related exit costs totaling $0.8 million. Gross profit margins were up 260 basis points over 2023 adjusted margins1. Gross profit improvement was achieved in both segments.

•Selling and administrative expenses for the 2024 third quarter were $24.3 million, a $0.1 million decrease, or 0.5%, from the prior year quarter. Selling and administrative expenses in the 2024 third quarter included $0.4 million in corporate costs associated with a resolved legal matter and $0.8 million in employee-related restructuring costs, offset by $0.8 million in lower employment costs and $0.7 million in lower bad debt expense. Selling and administrative expenses as a percentage of net sales increased to 17.7% in the current quarter, up from 16.8% last year.

•Operating income for the 2024 third quarter was $7.3 million, up $5.7 million over the prior year quarter, due to the improvement in gross profit.

•Net income attributable to the Company for the 2024 third quarter was $35.9 million, or $3.27 per diluted share, up $35.4 million over the prior year quarter due primarily to a $30.0 million favorable tax valuation allowance adjustment in the third quarter of 2024, as well as improved gross profit as described above.

•The Company incurred $0.9 million in employee-related charges during the quarter associated with the previously-announced enterprise restructuring program. Expected savings from the program remain unchanged at approximately $2.0 million in 2024, with annual run rate savings of approximately $4.5 million exiting 2024.

•Adjusted EBITDA for the 2024 third quarter was $12.3 million, a $1.7 million increase, or 16.4%, over the prior year quarter. The increase in adjusted EBITDA is due to the improvement in gross profit and lower selling and administrative expenses.

•New orders totaling $96.0 million for the 2024 third quarter decreased $4.3 million, or 4.3%, from the prior year quarter. The decrease is within the Infrastructure Solutions segment primarily related to weaker demand in the Protective Coatings business. The trailing twelve month book-to-bill ratio1 was 0.94 : 1.00, up from 0.93 : 1.00 at the end of the 2024 second quarter.

•Backlog totaling $209.0 million decreased by $34.2 million, or 14.1%, compared to the prior year quarter due primarily to softness primarily in the Protective Coatings business, as well as $4.5 million due to product line exit activity.

•Cash provided by operating activities totaled $24.7 million in the third quarter, an improvement of $6.1 million over the prior year quarter.

•Net debt of $65.4 million as of September 30, 2024 was down $3.3 million from the prior year quarter. The Gross Leverage Ratio of 1.9x as of September 30, 2024 represents a decrease of 0.8x during the quarter and 0.1x from last year's comparable quarter end.

Third Quarter Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended September 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2024	2023	2024 vs. 2023	2024 vs. 2023
Net sales	$79,498	$86,866	$(7,368)	(8.5)%
Gross profit	$18,471	$17,229	$1,242	7.2
Gross profit margin	23.2%	19.8%	340 bps	17.1
Segment operating income	$4,933	$3,866	$1,067	27.6
Segment operating income margin	6.2%	4.5%	170 bps	39.4
New orders	$52,675	$49,818	$2,857	5.7
Backlog	$88,663	$93,632	$(4,969)	(5.3)

•Net sales for the 2024 third quarter were $79.5 million, a $7.4 million decrease, or 8.5%, driven by a decline in Rail Products, partially offset by improvement in Global Friction Management and Technology Services and Solutions.

•Gross profit for the 2024 third quarter was $18.5 million, a $1.2 million increase, and gross profit margins increased 340 basis points to 23.2%. The gross profit improvement was driven primarily by improved margins in Global Friction Management and Technology Services and Solutions, including recovery in our UK business, partially offset by gross profit decline in the Rail Products business due to lower overall sales.

•Segment operating income for the 2024 third quarter was $4.9 million, a $1.1 million increase over the prior year quarter, due to the improvement in gross profit.

•Orders increased by $2.9 million over the prior year quarter. Strength in Rail Products and Global Friction Management more than offset order declines in Technology Services and Solutions, primarily in our UK business, as we scale back initiatives in the UK market in line with our strategy. Backlog of $88.7 million decreased $5.0 million from the prior year quarter driven entirely by the Technology Services and Solutions business unit.

Infrastructure Solutions Segment

	Three Months Ended September 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2024	2023	2024 vs. 2023	2024 vs. 2023
Net sales	$57,968	$58,479	$(511)	(0.9)%
Gross profit	$14,287	$10,188	$4,099	40.2
Gross profit margin	24.6%	17.4%	720 bps	41.5
Segment operating income	$5,110	$799	$4,311	**
Segment operating income margin	8.8%	1.4%	740 bps	**
New orders	$43,298	$50,445	$(7,147)	(14.2)
Backlog	$120,342	$149,587	$(29,245)	(19.6)
**Results of this calculation not considered meaningful.

•Net sales for the 2024 third quarter were $58.0 million, down $0.5 million, or 0.9%, from the 2023 third quarter. Net sales for the 2023 third quarter included an adverse impact from the exit of the bridge grid deck product line related to long-term contract changes within the Steel Products business. This impact reduced sales by $2.0 million and gross profit by $3.1 million during the third quarter last year. Adjusting for this impact, sales were down 4.1%1 primarily due to an adjusted organic sales decline of 1.9%1. The adjusted organic sales decline was attributed to the Steel Products business unit, primarily within the coatings and bridge product lines. Precast Concrete Product sales grew 10.5% year over year.

•Gross profit for the 2024 third quarter was $14.3 million, a $4.1 million increase, and gross profit margins increased 720 basis points to 24.6%. Gross profit in the 2023 third quarter included the adverse impact from the exit of the bridge grid deck product line resulting in a reduction to gross profit of $3.9 million which includes the reduction in sales and associated impact on gross profit, as well as related exit costs of $0.8 million. Gross profit increased 1.7% and gross profit margins increased 140 basis points compared to 2023 adjusted segment results1. The improvement was driven by Precast Concrete Products, with gross margins of 27.2% in the quarter, up 360 basis points versus last year.

•Segment operating income for the 2024 third quarter was $5.1 million, up $4.3 million over the prior year quarter due primarily to the bridge grid deck exit impacts in last year's third quarter as well as higher gross profit levels in Precast Concrete Products.

•Third quarter new orders were $43.3 million, down $7.1 million from the prior year quarter. The decrease was driven by a decline in activity in the Protective Coatings business. Backlog of $120.3 million reflects a $29.2 million decrease from the prior year quarter driven by softness primarily in the Protective Coatings business, as well as a $4.5 million decline due to product line exit activity.

First Nine Months Consolidated Highlights

The Company's first nine months performance highlights are presented below.

	Nine Months Ended September 30,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$402,582	$408,867	$(6,285)	(1.5)%
Gross profit	89,447	83,335	6,112	7.3
Gross profit margin	22.2%	20.4%	180 bps	8.8
Selling and administrative expenses	$71,977	$70,360	$1,617	2.3
Selling and administrative expenses as a percent of sales	17.9%	17.2%	70 bps	4.1
(Gain) on sale of former joint venture facility	(3,477)	—	(3,477)	**
Amortization expense	3,486	4,119	(633)	(15.4)
Operating income	$17,461	$8,856	$8,605	97.2
Net income attributable to L.B. Foster Company	43,188	1,894	41,294	**
Adjusted EBITDA	26,338	25,676	662	2.6
New orders	399,351	423,521	(24,170)	(5.7)
Backlog	209,005	243,219	(34,214)	(14.1)
**Results of this calculation not considered meaningful.

•Net sales for the first nine months of 2024 were $402.6 million, down $6.3 million, or 1.5%, from the prior year period. Net sales in 2023 included an adverse impact from the exit of the bridge grid deck product line related to long term contract changes within the Infrastructure Solutions segment. This impact reduced sales by $2.0 million and gross profit by $3.1 million. Net sales increased 1.4% organically compared to 2023 adjusted sales and decreased 3.5% due to divestiture and product line exit activity. Organic sales growth was driven by the Rail, Technologies, and Services segment for the year-to-date period. While Infrastructure Solutions sales were down year to date, Precast Concrete Product sales were up 1.0% year over year.

•Gross profit for the first nine months of 2024 was $89.4 million, a $6.1 million increase year over year, or 7.3%, and gross profit margins increased by 180 basis points to 22.2%. Gross profit in 2023 included the adverse impact from the exit of the bridge grid deck product line which reduced gross profit by $3.1 million, coupled with related exit costs of $0.8 million. Additionally, the improvement in adjusted gross profit was due to the business portfolio changes in line with the Company's strategic transformation along with favorable business mix realized.

•Selling and administrative expenses for the first nine months of 2024 were $72.0 million, a $1.6 million increase, or 2.3%, over the prior year period. The increase was primarily attributed to $1.2 million in corporate legal costs associated with a resolved legal matter, $1.1 million in professional services expenditures, including $0.8 million associated with the announced enterprise restructuring, and $0.8 million in employee-related restructuring expense. Partially offsetting these increases were $1.1 million in lower employment related costs and $0.6 million in lower bad debt expense. Selling and administrative expenses as a percentage of net sales increased to 17.9% in the first nine months up from 17.2% last year.

•Operating income for the first nine months of 2024 was $17.5 million, up $8.6 million over the prior year period. The increase in operating income was due to improvements in gross profit and a $3.5 million gain on the sale of the Company's former joint venture facility in Magnolia, Texas, partially offset by higher selling and administrative expenses.

•Net income attributable to the Company for first nine months of 2024 was $43.2 million, or $3.91 per diluted share, favorable by $41.3 million to the prior year period. The change in net income attributable to the Company was due primarily to a $30.0 million favorable tax valuation allowance adjustment, as well as improved operating income, including $3.9 million in bridge exit impacts in 2023, the $3.5 million Magnolia gain in 2024 and lower other expense compared to last year which included $3.1 million associated with losses on divestitures.

•Adjusted EBITDA for the first nine months of 2024 was $26.3 million, a $0.7 million increase, or 2.6%, over the prior year period. The increase in Adjusted EBITDA is a result of improved adjusted gross profit.

•New orders totaling $399.4 million for the first nine months of 2024 decreased $24.2 million, or 5.7%, from the prior year period, $10.8 million of which was due to divestiture and exit activity, the balance of which was driven by the Infrastructure Solutions segment, specifically the Protective Coatings business.

•Cash used by operating activities in the nine months ended September 30, 2024 totaled $1.7 million, an increased use of $17.0 million versus cash provided by operating activities of $15.3 million in the prior year period.

Third Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2024 operating results on Thursday, November 7, 2024 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through November 14, 2024 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BIc2109af233784d59b00d7032ced0b660 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of recently-finalized environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Chemtec, and Ties businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., VanHooseCo Precast LLC, and Cougar Mountain Precast, LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures, including our ability to remediate any existing material weakness in our ICFR and the timing of any such remediation, as well as our ability to reestablish effective disclosure controls and procedures; the results of the UK’s 2024 parliamentary election, uncertainties related to the U.S. 2024 Presidential election and any corresponding changes to policy or other changes that could affect UK or U.S. business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K/A for the year ended December 31, 2023, as amended on November 1, 2024, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
(412) 928-3400
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Sales of goods	$119,322	$131,065	$346,202	$361,770
Sales of services	18,144	14,280	56,380	47,097
Total net sales	137,466	145,345	402,582	408,867
Cost of goods sold	89,286	103,868	264,543	282,627
Cost of services sold	15,422	14,060	48,592	42,905
Total cost of sales	104,708	117,928	313,135	325,532
Gross profit	32,758	27,417	89,447	83,335
Selling and administrative expenses	24,289	24,421	71,977	70,360
(Gain) on sale of former joint venture facility	—	—	(3,477)	—
Amortization expense	1,146	1,379	3,486	4,119
Operating income	7,323	1,617	17,461	8,856
Interest expense - net	1,358	1,442	3,976	4,404
Other (income) expense - net	(188)	(151)	(525)	2,782
Income before income taxes	6,153	326	14,010	1,670
Income tax benefit	(29,745)	(121)	(29,110)	(99)
Net income	35,898	447	43,120	1,769
Net loss attributable to noncontrolling interest	(7)	(68)	(68)	(125)
Net income attributable to L.B. Foster Company	$35,905	$515	$43,188	$1,894

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share	$3.35	$0.05	$4.01	$0.18
Diluted earnings per common share	$3.27	$0.05	$3.91	$0.17

Average number of common shares outstanding - Basic	10,718	10,813	10,757	10,804
Average number of common shares outstanding - Diluted	10,992	10,973	11,059	10,895

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,135	$2,560
Accounts receivable - net	66,718	53,484
Contract assets - net	20,186	29,489
Inventories - net	73,877	73,111
Other current assets	9,538	8,711
Total current assets	173,454	167,355
Property, plant, and equipment - net	75,732	75,579
Operating lease right-of-use assets - net	12,604	14,905
Other assets:
Goodwill	32,880	32,587
Other intangibles - net	16,020	19,010
Deferred tax assets	30,045	—
Other assets	3,809	2,965
TOTAL ASSETS	$344,544	$312,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,008	$39,500
Deferred revenue	9,720	12,479
Accrued payroll and employee benefits	11,243	16,978
Current portion of accrued settlement	4,000	8,000
Current maturities of long-term debt	167	102
Other accrued liabilities	11,251	17,442
Total current liabilities	76,389	94,501
Long-term debt	68,377	55,171
Deferred tax liabilities	1,134	1,232
Long-term operating lease liabilities	9,923	11,865
Other long-term liabilities	6,285	6,797
Stockholders' equity:
Common stock	111	111
Paid-in capital	43,385	43,111
Retained earnings	167,821	124,633
Treasury stock	(8,994)	(6,494)
Accumulated other comprehensive loss	(20,472)	(19,250)
Total L.B. Foster Company stockholders’ equity	181,851	142,111
Noncontrolling interest	585	724
Total stockholders’ equity	182,436	142,835
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$344,544	$312,401

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and organic results adjusted for the impact of 2024 and 2023 divestiture and product line exit activity. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three and nine months ended September 30, 2024, the Company made adjustments to exclude gains on asset sales, restructuring costs, and a legal settlement. In the three and nine months ended September 30, 2023, the Company made adjustments to exclude the loss on a divestiture, expenses from the exit of the bridge grid deck product line, bad debt provision for customer bankruptcy, and contingent consideration adjustments associated with the VanHooseCo acquisition. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

The Company excluded the impact of certain non-routine costs during the three and nine months ended September 30, 2023 as adjusting for these items provides visibility to the performance of its base business that is useful to investors.

Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of divestiture and product line exit activities. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing sales growth on a consistent basis. Management provides organic sales growth (decline) at the consolidated and segment levels. Portfolio changes are considered based on their comparative impact over the last three months, to determine the differences in 2023 versus 2024 results due to these transactions.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and adjustments to segment results to exclude portfolio actions and one-time adjustments made (in thousands, except for percentages and ratios) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Adjusted EBITDA Reconciliation
Net income, as reported	$35,898	$447	$43,120	$1,769
Interest expense - net	1,358	1,442	3,976	4,404
Income tax benefit	(29,745)	(121)	(29,110)	(99)
Depreciation expense	2,339	2,460	7,076	7,449
Amortization expense	1,146	1,379	3,486	4,119
Total EBITDA	$10,996	$5,607	$28,548	$17,642
Gain on asset sale	—	—	(4,292)	—
Restructuring costs	909	—	909	—
Legal expense	422	—	1,173	—
Loss on divestiture	—	—	—	3,074
VanHooseCo contingent consideration	—	—	—	(26)
Bridge grid deck exit impact	—	4,120	—	4,120
Bad debt provision	—	866	—	866
Adjusted EBITDA	$12,327	$10,593	$26,338	$25,676

	September 30, 2024	June 30, 2024	September 30, 2023
Net Debt Reconciliation
Total debt	$68,544	$87,173	$71,689
Less: cash and cash equivalents	(3,135)	(4,021)	(2,969)
Net debt	$65,409	$83,152	$68,720

Change in Consolidated Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as reported	$145,345		$408,867
Increase (decrease) from divestitures and exit	638	0.4%	(12,234)	(3.0)%
Change due to organic sales	(8,517)	(5.9)%	5,949	1.5%
2024 net sales, as reported	$137,466		$402,582

Total sales change, 2023 vs 2024	$(7,879)	(5.4)%	$(6,285)	(1.5)%

Change in Adjusted Consolidated Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as reported	$145,345		$408,867
2023 bridge grid deck exit impact	1,977		1,977
2023 net sales, as adjusted	147,322		410,844
Decrease due to divestitures and exit	(1,339)	(0.9)%	(14,211)	(3.5)%
Change due to adjusted organic sales	(8,517)	(5.8)%	5,949	1.4%
2024 net sales, as reported	$137,466	(6.7)%	$402,582	(2.0)%

Total adjusted sales change, 2023 vs 2024	$(9,856)	(6.7)%	$(8,262)	(2.0)%

Change in Infrastructure Solutions Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as reported	$58,479		$166,001
Increase (decrease) due to divestiture and exit	638	1.1%	(10,120)	(6.1)%
Change due to organic sales	(1,149)	(2.0)%	(1,014)	(0.6)%
2024 net sales, as reported	$57,968		$154,867

Total sales change, 2023 vs 2024	$(511)	(0.9)%	$(11,134)	(6.7)%

Change in Adjusted Infrastructure Solutions Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as reported	$58,479		$166,001
2023 bridge grid deck exit impact	1,977		1,977
2023 net sales, as adjusted	60,456		167,978
Decrease due to divestiture and exit	(1,339)	(2.2)%	(12,097)	(7.2)%
Change due to adjusted organic sales	(1,149)	(1.9)%	(1,014)	(0.6)%
2024 net sales, as reported	$57,968		$154,867

Total adjusted sales change, 2023 vs. 2024	$(2,488)	(4.1)%	$(13,111)	(7.8)%

Change in Adjusted Gross Profit	Three Months Ended September 30,				Nine Months Ended September 30,
2023 net sales, as adjusted	$147,322				$410,844

2023 gross profit, as reported	27,417				83,335
2023 bridge grid deck exit impact	3,858				3,858
2023 gross profit, as adjusted	$31,275				$87,193

2023 gross profit margin, as reported	18.9%				20.4%
2023 gross profit margin, as adjusted	21.2%				21.2%

2024 gross profit as reported	$32,758				$89,447
2024 gross profit margin, as reported	23.8%				22.2%

Change in adjusted gross profit, 2023 vs. 2024	$1,483				$2,254
Percent change in adjusted gross profit, 2023 vs. 2024	4.7%				2.6%
Change in adjusted gross profit margin, 2023 vs. 2024	260	bps	100	bps	100	bps

Change in Infrastructure Solutions Adjusted Gross Profit	Three Months Ended September 30,		Nine Months Ended September 30,
2023 net sales, as adjusted	$60,456		$167,978

2023 gross profit, as reported	10,188		31,631
2023 bridge grid deck exit impact	3,858		3,858
2023 gross profit, as adjusted	$14,046		$35,489

2023 gross profit margin, as reported	17.4%		19.1%
2023 gross profit margin, as adjusted	23.2%		21.1%

2024 gross profit as reported	$14,287		$34,530
2024 gross profit margin, as reported	24.6%		22.3%

Change in adjusted gross profit, 2023 vs. 2024	$241		$(959)
Percent change in adjusted gross profit, 2023 vs. 2024	1.7%		(2.7)%
Change in adjusted gross profit margin, 2023 vs. 2024	140	bps	120	bps

Note percentages may not foot due to rounding.